For further information, contact:	Gary L. Castagna
Senior Vice President & CFO
847.394.8730

AMCOL INTERNATIONAL (NYSE:ACO)
REPORTS FIRST QUARTER EARNINGS

ARLINGTON HEIGHTS, IL., APRIL 18, 2008—AMCOL International Corporation (NYSE:ACO) today reported 2008 first-quarter net income of $8.6 million or $0.28 per diluted share, compared with $10.8 million or $0.35 per diluted share in the same prior-year period.

Net sales rose 16.9% to $191.4 million for the quarter ended March 31, 2008, compared with $163.7 million for the 2007 period. Acquisitions and favorable foreign currency translation represented approximately $5.9 million and $4.3 million, respectively, of the first-quarter sales growth. Operating profit declined by 13.5% over the 2007 period to $12.7 million. Acquisitions added less than $0.1 million to current-period operating profit while foreign currency translation contributed $0.5 million.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included in the Statement of Operations Highlights.

“Sales were up across all segments in the first quarter, and Oilfield Services had operating profit growth of 24.7%,” says Larry Washow, AMCOL President and Chief Executive Officer. “At the same time, however, we experienced a number of issues that dampened our overall performance. Increased energy costs were a significant factor this quarter. Overhead was up due to costs from acquisitions, greater R&D expenditures and higher benefits cost.”

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AMCOL Q1 2008 EARNINGS

“Despite solid sales growth of 15.8% in the Minerals segment, quarter-over-quarter operating profits were down 17.0% from a year ago, primarily because of higher energy costs. Operating margins were flat compared to the fourth quarter of 2007, but we expect to see improvement in margins in the quarters ahead,” Washow continues.

“Sales in the Environmental segment were up 19.6% quarter-over-quarter but operating profit decreased slightly by 4.4%,” he says. “Weather, energy costs, overhead and product mix all played a role, but, again, our expectations for the balance of the year are positive.

In summary, Washow says, “We’re seeing the effects of a number of economic influences, but we are continuing to identify opportunities to improve costs. Given the strength of the energy sector, we expect continued strong performance in Oilfield Services, and the outlook is promising for other segments over the rest of the year, as well.”

STATEMENT OF OPERATIONS HIGHLIGHTS:

Net sales: The following table details the consolidated sales growth components over the 2007 first quarter:

	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	4.7%	2.8%	0.8%	8.3%
Environmental	3.2%	0.8%	1.8%	5.8%
Oilfield Services	1.3%	-	-	1.3%
Transportation	1.5%	-	-	1.5%
Total	10.7%	3.6%	2.6%	16.9%
% of Growth	63.3%	21.3%	15.4%	100%

Minerals: Approximately one-third of the base business growth was attributed to freight pass-through revenue. Higher shipments in the pet products division led to the increase in freight revenue and contributed to base business volume growth over the 2007 quarter. Base business sales were also aided by higher demand in the Asia-Pacific metalcasting market and certain specialty materials product lines. Pricing was increased in certain product lines and geographical markets; however, higher relative contribution of lower-priced products - mix - lowered sales compared with 2007.

Sales from acquisitions were principally contributed by the Turkish operations followed by a Mexican joint venture business. Foreign exchange benefit resulted from British Pound and Asia-Pacific currency translation.

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AMCOL Q1 2008 EARNINGS

Environmental: A 19.6% improvement in sales was primarily generated from the Poland-based operations. Base business growth in building materials division shipments and installation services led to the increase. Additionally, higher shipments of lining technology product lines in the U.S. market contributed to the increase.

Oilfield Services: Demand for water treatment services in the Gulf of Mexico was the largest contributor to base business growth. Additional sales improvement came from emerging geographic markets.

Transportation: Traffic levels increased over the prior-year quarter due to higher demand from consumer products shippers.

Gross profit: Sales growth provided the increase in gross profit; however, gross margin was 24.2% which was a 240 basis point decline from the 2007 quarter.

Minerals: The decline from the prior-year first quarter was primarily attributed to rising energy, production and mining costs in the U.S. Additionally, gross margin was impacted by unfavorable product mix in Europe and higher freight revenues, which do not generate any profit.

Environmental: Within the Environmental segment, gross margin declined by 260 basis points due to sales of lower profit products and services relative to the prior-year quarter. In addition, rising production costs in the U.S.-based operations negatively impacted current-period gross margin.

Oilfield: Oilfield Services gross margin was comparable to the prior-year quarter.

Transportation: The transportation segment suffered a decline of 90 basis points. Under-recovered fuel surcharges were the principal reason for the negative gross margin comparison.

General, selling and administrative expenses (GS&A): The $4.8 million, or 16.8%, increase over the 2007 first quarter was principally caused by the Minerals, Environmental and Corporate segments. Acquired businesses added $1.0 million of GS&A to the current-year quarter.

Minerals: Acquired business expenses were $0.8 million. Base business GS&A grew due to higher research and development expenditures for the specialty materials division and personnel costs in the Asia-Pacific region.

Environmental: GS&A increased primarily due to higher compensation and sales commission expenses at the Poland-based operations.

Corporate: GS&A increased from higher health and welfare benefit expenses.

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AMCOL Q1 2008 EARNINGS

Operating profit: The decline from the prior-year quarter was primarily caused by the combined effect of relatively low gross profit improvement and higher GS&A costs. Consequently, operating margin declined by 240 basis points.

Interest expense: Net interest expense increased by approximately $0.5 million over the prior-year quarter due to higher average debt levels.

Income taxes: The effective tax rate for the first quarter of 2008 was 27.0% compared with 26.3% for the same period in 2007. Lower tax credits were recorded in the current-year quarter. No research and experimentation credit was recorded since legislation allowing this credit lapsed at the end of 2007.

Income from affiliates and joint ventures: Lower profits from our India-based investments accounted for the $0.3 million decline from the prior-year quarter. Delay of large bauxite shipments caused the reduction in earnings.

Share count: Weighted average common and common equivalent shares outstanding were 30.9 million and 31.0 million for the quarters ended March 31, 2008 and 2007, respectively.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Funded long-term debt increased to $188.1 million at March 31, 2008 compared to $164.2 million at December 31, 2007. The increase was primarily due to funding higher working capital levels and capital expenditures incurred in the first quarter. Total long-term debt represented 35.5% of capitalization at March 31, 2008, compared with 31.8% at December 31, 2007. Cash and cash equivalents were $33.2 million at March 31, 2008 compared with $25.3 million at December 31, 2007.

As mentioned in our Form 10-K for 2007, during the first quarter, we completed a sale-leaseback transaction pursuant to which we sold land to a third-party and agreed to lease a new corporate headquarters facility on the site. The building is currently under construction and we expect to occupy the building by the end of 2008.  Pursuant to the transaction, the owner will fund anticipated construction costs related to the building, including reimbursing us for expenditures we incurred prior to the transaction. We will account for the building expenditures as a construction in progress asset during the construction period with an offsetting amount recorded as long-term financing debt.  In the quarter during which we take occupancy of the building, we will record a sale of the land and building equal to the total construction costs and land value.

Working capital increased to $233.1 million at March 31, 2008 from $202.5 million at December 31, 2007. The current ratio was 3.5-to-1 and 3.0-to-1 at March 31, 2008, and December 31, 2007, respectively.

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AMCOL Q1 2008 EARNINGS

Cash flow generated from operating activities was $4.3 million year-to-date as of March 31, 2008 compared to $6.3 million in the prior-year period. The decrease in net income and changes in working capital caused the decline in operating cash flows compared with the prior-year quarter.

Excluding the corporate building, capital expenditures were the primary investing activity in the 2008 period amounting to $12.9 million compared with $10.9 million in the prior-year period. Expenditures related to Minerals and Oilfield Services segment projects accounted for the increase over the prior-year period.

Approximately $2.0 million has been expended on share repurchases as of March 31, 2008. Eighty-thousand shares were repurchased in the first quarter of 2008 at an average price of $25.45 per share. Dividends declared year-to-date through March 31, 2008, increased by 14.6% over the prior-year period to $4.8 million.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com. AMCOL’s first quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$191,409	$163,728
Cost of sales	145,059	120,229
Gross profit	46,350	43,499

General, selling and administrative expenses	33,638	28,805
Operating profit	12,712	14,694
Other income (expense):
Interest expense, net	(2,401)	(1,942)
Other, net	(235)	(167)
	(2,636)	(2,109)

Income before income taxes and income from affiliates and joint ventures	10,076	12,585
Income tax expense	2,717	3,311
Income before income from affiliates and joint ventures	7,359	9,274

Income from affiliates and joint ventures	1,262	1,566
Net income	$8,621	$10,840

Weighted average common shares outstanding	30,260	30,153

Weighted average common and common equivalent shares outstanding	30,889	31,017

Basic earnings per share	$0.28	$0.36

Diluted earnings per share	$0.28	$0.35

Dividends declared per share	$0.16	$0.14

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	March 31,	December 31,
	2008	2007
	(unaudited)	*
Current assets:
Cash and equivalents	$33,163	$25,282
Accounts receivable, net	170,285	166,835
Inventories	93,845	91,367
Prepaid expenses	15,292	13,529
Deferred income taxes	4,074	4,374
Income tax receivable	2,760	2,768
Other	7,713	475
Total current assets	327,132	304,630

Investments in and advances to affiliates and joint ventures	53,349	49,309

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	21,488	21,394
Depreciable assets	369,478	352,100
	390,966	373,494
Less: accumulated depreciation and depletion	203,400	196,904
	187,566	176,590
Other assets:
Goodwill	60,226	59,840
Intangible assets, net	39,855	41,257
Deferred income taxes	5,153	5,513
Other assets	14,270	15,007
	119,504	121,617
	$687,551	$652,146

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$41,517	$44,274
Accrued liabilities	52,544	57,833
Total current liabilities	94,061	102,107

Long-term debt	188,127	164,232
Long-term debt - corporate building	10,321	-
Total long-term debt	198,448	164,232

Minority interests in subsidiaries	543	327
Pension liabilities	8,934	7,559
Other liabilities	25,585	25,598
	35,062	33,484
Stockholders’ equity:
Common stock	320	320
Additional paid in capital	82,160	81,599
Retained earnings	261,969	258,164
Accumulated other comprehensive income	36,968	33,248
	381,417	373,331
Less:
Treasury stock	21,437	21,008
	359,980	352,323
	$687,551	$652,146

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flow from operating activities:
Net income	$8,621	$10,840
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	7,435	6,714
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	(5,671)	(7,091)
Decrease (Increase) in noncurrent assets	(301)	(954)
Increase (decrease) in current liabilities	(5,624)	(6,634)
Increase (decrease) in noncurrent liabilities	(112)	(133)
Other	(70)	3,513
Net cash provided by (used in) operating activities	4,278	6,255

Cash flow from investing activities:
Capital expenditures	(12,932)	(10,876)
Capital expenditures - corporate building	(2,831)	-
Acquisitions, net of cash	(1,148)	(27,204)
Investments in and advances to affiliates and joint ventures	(2,107)	(2,466)
Investments in restricted cash	(36)	(957)
Other	(5,931)	489
Net cash provided by (used in) investing activities	(24,985)	(41,014)
Cash flow from financing activities:
Net change in outstanding debt	23,404	42,800
Net change in outstanding debt - corporate building	9,463	-
Proceeds from sales of treasury stock	753	886
Purchases of treasury stock	(2,062)	-
Dividends	(4,816)	(4,204)
Excess tax benefits from stock-based compensation	669	927
Net cash provided by (used in) financing activities	27,411	40,409
Effect of foreign currency rate changes on cash	1,177	389
Net increase (decrease) in cash and cash equivalents	7,881	6,039
Cash and cash equivalents at beginning of period	25,282	17,805
Cash and cash equivalents at end of period	$33,163	$23,844

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended March 31,
Minerals	2008		2007		2008 vs 2007
	(Dollars in Thousands)
Net sales	$99,344	100.0%	$85,813	100.0%	$13,531	15.8%
Cost of sales	82,667	83.2%	69,014	80.4%	13,653	19.8%
Gross profit	16,677	16.8%	16,799	19.6%	(122)	-0.7%
General, selling and administrative expenses	8,990	9.0%	7,542	8.8%	1,448	19.2%
Operating profit	7,687	7.8%	9,257	10.8%	(1,570)	-17.0%

	Three Months Ended March 31,
Environmental	2008		2007		2008 vs 2007
	(Dollars in Thousands)
Net sales	$58,219	100.0%	$48,698	100.0%	$9,521	19.6%
Cost of sales	38,798	66.6%	31,163	64.0%	7,635	24.5%
Gross profit	19,421	33.4%	17,535	36.0%	1,886	10.8%
General, selling and administrative expenses	13,450	23.1%	11,292	23.2%	2,158	19.1%
Operating profit	5,971	10.3%	6,243	12.8%	(272)	-4.4%

	Three Months Ended March 31,
Oilfield Services	2008		2007		2008 vs 2007
	(Dollars in Thousands)
Net sales	$24,143	100.0%	$21,964	100.0%	$2,179	9.9%
Cost of sales	15,441	64.0%	14,077	64.1%	1,364	9.7%
Gross profit	8,702	36.0%	7,887	35.9%	815	10.3%
General, selling and administrative expenses	4,753	19.7%	4,721	21.5%	32	0.7%
Operating profit	3,949	16.3%	3,166	14.4%	783	24.7%

	Three Months Ended March 31,
Transportation	2008		2007		2008 vs 2007
	(Dollars in Thousands)
Net sales	$14,350	100.0%	$10,893	100.0%	$3,457	31.7%
Cost of sales	12,800	89.2%	9,615	88.3%	3,185	33.1%
Gross profit	1,550	10.8%	1,278	11.7%	272	21.3%
General, selling and administrative expenses	770	5.4%	738	6.8%	32	4.3%
Operating profit	780	5.4%	540	4.9%	240	44.4%

	Three Months Ended March 31,
Corporate	2008	2007	2008 vs 2007
	(Dollars in Thousands)
Intersegment shipping sales	$(4,647)	$(3,640)
Intersegment shipping costs	(4,647)	(3,640)
Gross profit	-	-
General, selling and administrative expenses	5,675	4,512	1,163	25.8%
Operating loss	5,675	4,512	1,163	25.8%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)

	Three Months Ended March 31, 2008
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	37.3%	7.2%	7.4%	51.9%
Environmental	15.0%	13.8%	1.7%	30.4%
Oilfield services	10.7%	1.6%	0.4%	12.6%
Transportation	5.1%	0.0%	0.0%	5.1%
Total - current year's period	68.1%	22.5%	9.5%	100.0%
Total from prior year's comparable period	68.3%	22.9%	8.8%	100.0%

	Three Months Ended March 31, 2008
	vs.
	Three Months Ended March 31, 2007
Percentage of Revenue Growth by Component	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	4.7%	2.8%	0.8%	8.3%
Environmental	3.2%	0.8%	1.8%	5.8%
Oilfield services	1.3%	0.0%	0.0%	1.3%
Transportation	1.5%	0.0%	0.0%	1.5%
Total	10.7%	3.6%	2.6%	16.9%
% of growth	63.3%	21.3%	15.4%	100.0%

	Three Months Ended March 31,
Minerals Product Line Sales	2008	2007	% change
	(Dollars in Thousands)
Metalcasting	$40,678	$36,586	11.2%
Specialty materials	25,663	20,068	27.9%
Pet products	19,523	16,488	18.4%
Basic minerals	12,041	10,927	10.2%
Other product lines	1,439	1,744	*
Total	99,344	85,813

	Three Months Ended March 31,
Environmental Product Line Sales	2008	2007	% change
	(Dollars in Thousands)
Lining technologies	$32,495	$23,992	35.4%
Building materials	19,995	19,583	2.1%
Other product lines	5,729	5,123	*
Total	58,219	48,698

* Not meaningful.